     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22 , 1998
                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             9511                            77-0096608
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                        5380 NORTH STERLING CENTER DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361
                                 (818) 865-2205
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  MARVIN MEARS
               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                        5380 NORTH STERLING CENTER DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361
                                 (818) 865-2205
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                            MICHAEL D. DONAHUE, ESQ.
                              ASHER M. LEIDS, ESQ.
                         DONAHUE, MESEREAU & LEIDS LLP
                      1900 AVENUE OF THE STARS, SUITE 2700
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 277-1441

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     As soon as practicable after Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
---------------
    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                     PROPOSED              PROPOSED
                                                                     MAXIMUM               MAXIMUM              AMOUNT OF
        TITLE OF EACH CLASS OF               AMOUNT TO BE         OFFERING PRICE          AGGREGATE            REGISTRATION
      SECURITIES TO BE REGISTERED             REGISTERED           PER SECURITY         OFFERING PRICE             FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share................................      2,820,000(1)           $7.3125(2)          $20,621,250(2)         $6,083.27(2)
===============================================================================================================================

(1) Represents (i) 380,000 shares owned by Jonathan Fink; (ii) 190,000 shares owned by Brad Billik; (iii) 200,000 shares issuable upon exercise of an outstanding warrant, dated January 22, 1998, held by Jonathan Fink (the "Fink Warrant") at an exercise price of $2.00 per share; (iv) 100,000 shares issuable upon exercise of an outstanding warrant, dated January 22, 1998, held by Brad Billik (the "Billik Warrant") at an exercise price of $2.00 per share; (v) 1,950,000 shares issuable (A) upon conversion of 3,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") issued in a private placement in April 1998 (the "1998 Private Placement") and (B) upon exercise of warrants (the "Private Placement Warrants") granted to the purchasers in the 1998 Private Placement (clauses (A) and (B) together, the "Conversion Shares"). The Conversion Shares do not include fractional shares of Common Stock that the Company is not required to issue upon conversion of the Series A Preferred Stock or exercise of the Private Placement Warrants. Although the number of Conversion Shares is currently indeterminable, for purposes of estimating the number of shares of Common Stock included in this Registration Statement, the Company calculated the Conversion Shares to be registered based on 200% of the number of shares of Common Stock that would have been issuable upon conversion of or otherwise with respect to the Series A Preferred Stock at a conversion price of $3.875 per share, plus 300,000 shares issuable upon exercise of the Private Placement Warrants at an exercise price of $3.875 per share. In accordance with Rule 416 of the Securities Act of 1933, as amended ("Rule 416"). This calculation represents the Company's good faith estimate of the additional number of shares of Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock if the number of such shares is adjusted upward pursuant to the floating rate conversion price mechanism as a result of a decline in the market price of the Common Stock. Pursuant to Rule 416, this Registration Statement also covers that number of additional shares of Common Stock that may be offered or issued pursuant to terms which provide for a change in the amount of shares of Common Stock being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of reductions in the conversion price of the Series A Preferred Stock in accordance with the terms thereof.

(2) Pursuant to Rule 457(c), the registration fee is based upon a price of $7.3125 per share, the closing price of the Registrant's Common Stock as reported on the over-the-counter Bulletin Board on May 19, 1998.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 22, 1998

PROSPECTUS

                                2,820,000 SHARES

                             ENVIRONMENTAL PRODUCTS
                           & TECHNOLOGIES CORPORATION

                                  COMMON STOCK

                            ------------------------

     All of the 2,820,000 shares of Common Stock offered hereby, including 600,000 shares issuable upon exercise of warrants held by certain investors (the "Warrants") and 1,650,000 shares issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders; however, it may receive proceeds from the exercise of the Warrants held by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company's Common Stock is traded on the OTC Bulletin Board under the symbol EPTC. The closing price of the Company's Common Stock on May 19, 1998 was $7.3125 per share.

     The Company is a development stage company that intends to engage in the business of selling and marketing a closed loop waste management system.

                            ------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND LIMITED LIQUIDITY. SEE "RISK FACTORS" ON PAGE 6.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998.

     The Company intends to furnish its stockholders annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the Secretary of the Company.

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual events and results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus reflects a two-for-one stock split that was effected in May 1998.

                                  THE COMPANY

     Environmental Products & Technologies Corporation (the "Company") is a development stage company that intends to engage in the business of selling and marketing a closed loop waste management system. The Company is a Delaware corporation formed in 1983. Its address is 5380 North Sterling Center Drive, Westlake Village, California 91361 and its telephone number is (818) 865-2205.

                                  THE OFFERING

BY SELLING STOCKHOLDERS.......   2,820,000 shares of the Company's Common Stock,
                                 including 600,000 shares issuable upon the exercise of warrants held by certain investors
                                 (the "Warrants") and 1,650,000 shares issuable upon the conversion of the company's Series A
                                 Preferred Stock. The Company will not receive any proceeds from the sale of these shares.
                                 However, if the Selling Stockholders who hold
                                 Warrants determine to exercise their Warrants in order to sell shares hereunder, the Company will receive the net proceeds of the exercise of the Warrants. If all of the Warrants were exercised, the Company would receive proceeds of $1,762,500.

COMMON STOCK CURRENTLY
OUTSTANDING...................   8,017,148 shares, excluding the 600,000 shares
                                 issuable upon exercise of the Warrants and the 1,650,000 shares issuable upon conversion of the Company's Series A Preferred Stock.

RISK FACTORS..................   The securities involve a high degree of risk
                                 and limited liquidity. See "Risk Factors."

                            SELECTED FINANCIAL DATA

     The following selected financial data has been derived from the Company's audited financial statements included elsewhere herein and does not reflect the two for one stock split that the Company effected in May 1998.

STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA AND WEIGHTED AVERAGE OUTSTANDING SHARES):

                                            FISCAL YEARS ENDED
                                              SEPTEMBER 30,                 SIX MONTHS ENDED
                                          ----------------------    --------------------------------
                                            1996         1997       MARCH 31, 1997    MARCH 31, 1998
                                          ---------    ---------    --------------    --------------
                                                                     (UNAUDITED)       (UNAUDITED)
Net Sales...............................  $     -0-    $     -0-      $     -0-         $     -0-
Gross profit (loss).....................        -0-          -0-            -0-               -0-
Loss from operations....................       (266)        (379)          (214)             (407)
Net Loss................................       (265)        (395)          (221)             (412)
Net loss per common share...............      (0.09)       (0.11)          (.06)             (.10)
Weighted average common shares
  outstanding...........................  3,078,066    3,591,345      3,591,345         3,991,907

BALANCE SHEET DATA (IN THOUSANDS):

                                                     SEPTEMBER 30,              MARCH 31,
                                                    ----------------    --------------------------
                                                    1996      1997         1997           1998
                                                    -----    -------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Total assets......................................  $ 273    $   312      $    44        $   165
Total liabilities.................................  $ 149    $   223      $   142        $   581
Accumulated deficit...............................  $(960)   $(1,387)     $(1,181)       $(1,799)

PROSPECTUS-INTRODUCTION

     This Prospectus relates to the offer and sale from time to time of up to 2,820,000 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of Environmental Products & Technologies Corporation, a Delaware corporation (the "Company"), by the Selling Stockholders named herein (the "Selling Stockholders"), or by their respective pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. Of the 2,820,000 Shares being offered hereby: (i) 1,650,000 Shares are issuable upon conversion of or otherwise with respect to 3,000 shares of the Company's Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), held by two of the Selling Stockholders; (ii) 300,000 Shares are issuable upon the exercise of certain warrants (the "Private Placement Warrants") held by two of the Selling Stockholders, (iii) 380,000 Shares held by Jonathan Fink; (iv) 190,000 Shares held by Brad Billik; (v) 200,000 Shares issuable upon the exercise of a warrant held by Jonathan Fink (the "Fink Warrant"); and (vi) 100,000 Shares issuable upon the exercise of a warrant held by Brad Billik (the "Billik Warrant"). The Series A Preferred Stock and the Private Placement Warrants were issued by the Company to the Selling Stockholders on April 7, 1998 in a private transaction (the "1998 Private Placement").

     The number of Shares indicated as being issuable upon conversion of or otherwise with respect to the Series A Preferred Stock and the Private Placement Warrants sold in the 1998 Private Placement and offered hereby represents a good faith estimate of the number of shares of Common Stock that may be issued upon conversion of or otherwise with respect to the Series A Preferred Stock by reason of the floating rate conversion mechanism included in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock. The estimate is based on 200% of the number of shares of common Stock issuable at a conversion price of $3.875 per share in accordance with Rule 416 ("Rule 416") of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416, the number of shares of Common Stock underlying the Series A Preferred Stock and offered for sale hereby includes an indeterminate number of shares as may be issued or issuable upon conversion of or otherwise with respect to the Series A Preferred Stock by reason of the floating rate conversion price mechanism and other adjustment mechanisms described in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the "Certificate of Designation"), or by reason of any stock splits, stock dividends or similar transactions involving the Common Stock, in order to prevent dilution. Although the Company will receive the exercise price of any Warrants which are exercised, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The expenses of registration of the Shares which may be offered hereby under the Securities Act will be paid by the Company.

     The Shares covered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, in the open market, in the over the counter market on the electronic bulletin board (the "Bulletin Board") or on one or more exchanges on which the Shares are then listed, in privately negotiated transactions, in an underwritten offering, in a combination of such methods, or by any other legally available means, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their successors in interest and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders, their successors in interest and/or any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions or other compensation received by them and any profits realized by them on the resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and an investment in the Shares offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating whether to purchase the Shares offered hereby.

     Accumulated Deficit; Working Capital Deficit; Negative Net Worth; History of Operating Losses; Expectation of Future Losses. The Company has experienced significant operating losses since its inception. At March 31, 1998, the Company had an accumulated deficit of approximately $1,799,000, a working capital deficit of approximately $546,000 and a negative net worth of approximately $(415,000). The Company incurred an operating loss of approximately $(379,000) for the fiscal year ended September 30, 1997, and has incurred an operating loss of approximately $(407,000) for the six months ended March 31, 1998. Such losses have resulted principally from no revenues from operations and costs associated with the acquisition of the Company's technologies and general and administrative expenses. The Company has generated no revenues from operations and incurred increased losses to date and expects that it will continue to incur losses until such time, if ever, as revenues from product sales are sufficient to fund its continuing operations. The Company's profitability will depend on its ability to commercialize its waste management system. There can be no assurance that the Company will ever generate sufficient revenues to achieve profitability. See "Management's Discussion and Analysis or Plan of Operations."

     Development Stage Company. The Company is designated by its independent auditors as a development stage company in accordance with SFAS 7 "Accounting and Report by Development Stage Enterprises." Under this statement, a development stage company is an enterprise that is devoting substantially all of its time to establishing a new business and planned operations have not commenced. At this stage there is no assurance that the Company will be able to raise sufficient capital and develop a profitable market for its planned product.

     Capital Intensive Business; Need for Additional Financing. The Company's business is capital intensive. The proceeds of this offering will be received by the Selling Stockholders. While the Company may receive cash from the exercise of warrants held by the Selling Stockholders, there can be no assurance that the Company will derive any specific amount of proceeds from this offering. Developments in the Company's business and possible expansion into other markets could indicate that the Company should expand its business at a faster rate than that currently planned for. Moreover, there can be no assurance that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated, which would require that the Company seek additional funds through equity, debt or other external financing. In any event, it is likely that the Company will attempt to raise additional capital to meet its obligations and to accelerate its growth. There can be no assurance that any additional capital resources which the Company may need will be available to the Company if and when required, or on terms that will be acceptable to the Company. If additional financing is required, or desired, the Company may be required to forgo a substantial interest in its future revenues or dilute the equity interests of existing stockholders, and a change in control of the Company may result. Further, if the Company is unable to obtain necessary financing, it may be required to significantly curtail its activities or cease operations. See "Management's Discussion and Analysis or Plan of Operations" and "Use of Proceeds."

     Limited Operating History; New Business; No Product Sales. The Company has a limited operating history and has not generated any revenues to date. There can be no assurance that the Company will be able to successfully market its waste management system, products and services. While attempting to commercialize its products, the Company will be subject to risks inherent in a new business. Such risks include unanticipated problems relating to environmental regulatory compliance, the competitive environment in which the Company operates and marketing problems, and additional costs and expenses that may exceed current estimates. There can be no assurance that, even after the expenditure of substantial funds and efforts, the Company will ever achieve or maintain a substantial level of sales of its products. The failure to successfully market its products and services will have a material adverse effect on the Company's financial condition, business and results of operations.

     Uncertain Market Acceptance of the Company's Products. To date, the Company has had no sales of its waste management system. There can be no assurance that significant, or any, sales will occur or that the Company's waste management system will obtain broad, or even limited, market acceptance. The decision by a potential customer to utilize the Company's waste management system is, among other things, technical in nature, requiring the customer to make an evaluation as to whether changes in its capital equipment or operating procedures will be required in order to realize the performance benefits of the Company's products. There can be no assurance that potential customers will choose to change their equipment or established procedures or be willing to incur any necessary costs to make such changes or that the benefits derived from utilizing the Company's waste management system will outweigh the costs incurred to make such changes. Further, there can be no assurance that all customers will experience the performance and cost advantages expected by the Company. For example, a by-product of the Company's waste management system is the ability to convert the methane by-product into electricity. Such ability may be of little or no interest to consumers at a time when electricity is relatively inexpensive. If the Company is not successful in marketing its waste management system, its ability to generate revenues will be greatly diminished and the Company will be dependent on other future products and services that may be developed or otherwise obtained by the Company. There can be no assurance that the Company's waste management system will be successfully marketed or that future products and services will be developed or obtained.

     Development Risks. Environmental Products and Technologies is a development stage company. The Company has products in various stages of development, and no revenue has been recognized from the sale of its products. The Company has developed and plans to market new products and new applications of technology and, accordingly, is subject to risks associated with such ventures. To date, the Company has assembled one prototype waste management system. The probability of success of the Company must be considered in light of the expenses and delays frequently encountered in connection with the operation of a new business and the development of practical production techniques for new products.

     No Independent Certification as to the Effectiveness of the Company's Products. The Company has only recently completed development of its closed loop waste management system and has assembled one complete system. The Company intends to assemble three additional waste management systems within the next three to six months. The Company has not yet tested its waste management system under commercial circumstances. No assurance can be given that the Company's waste management system will perform as anticipated under commercial conditions or that substantial reengineering, redesign and/or redevelopment work will not be required for the Company's waste management system to operate as anticipated. Further, the Company has not submitted its waste management system to an independent laboratory for testing to ensure that its system is effective.

     Equipment Failure; Limited Engineering, Design and Construction Experience; Limited Manufacturing Experience. The Company has completed assembly of and operated since March 1, 1998 one waste management system. The Company commenced demonstrations to dairies on April 24, 1998. With the proceeds from the 1998 Private Placement (as hereinafter defined), the Company intends to manufacture three additional demonstration units of its waste management system. From time to time, the Company has experienced mechanical or technical difficulties with such waste management system which has required repairs and maintenance. Any such mechanical or technical difficulties with its systems in the future could result in an interruption in the Company's ability to manufacture and sell such systems. The failure of the Company to effect prompt repairs and otherwise keep its waste management systems operating at targeted capacities could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company may experience problems associated with the manufacturing, assembling and engineering of additional waste management systems, including, without limitation, cost overruns, start-up delays and technical or mechanical problems. To date, the Company has engaged in only limited manufacturing and there can be no assurance that the Company's efforts to expand its manufacturing capabilities will not exceed estimated costs or take longer than expected, or that other unanticipated problems will not arise that would materially adversely affect the Company's business and prospects. See "Management's Discussion and Analysis or Plan of Operations" and "Business."

     Dependence on Major Subcontractors and Suppliers. The Company relies on subcontractors and suppliers to manufacture, subassemble and perform certain testing of all of the components of the Company's waste management system. The Company plans to outsource the manufacture of major components and complete final assembly and testing of its waste management systems at its customers operations. The inability to develop relationships with, or the loss of, subcontractors or suppliers, or the failure of its subcontractors or suppliers to meet the Company's price, quality, quantity and delivery requirements, could require the Company to reduce or eliminate expenditures for research and development, production or marketing of its products, or otherwise to curtail or discontinue its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Suppliers."

     Product Warranty. The Company intends to warrant its waste management systems to be free of defects in workmanship and materials for 90 days from installation at the location of the end user. There can be no assurance that the Company will not experience warranty claims or parts failure rates in excess of those which it has assumed in pricing its products and spare parts. Any such excess warranty claims or spare parts failure rates could have a material adverse effect on the Company's business, financial condition or results of operations. The Company currently has no experience with warranty claims relating to its products.

     Dependence on a Single Product Line. The Company anticipates that it will derive substantially all of its revenue in the foreseeable future from sales of its waste management systems, related consumables and spare parts. If the Company is unable to generate sufficient sales of its waste management systems due to market conditions, manufacturing difficulties or other reasons, it may not be able to continue its business. Similarly, if purchasers of its waste management systems were to continue utilizing current waste management practices, the Company's business, results of operations and financial condition could be materially adversely affected. Dependence on a single product line makes the Company particularly vulnerable to the successful introduction of competitive products.

     No Product Liability Insurance. The Company could be subject to product liability claims in connection with the use of the products that it sells. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure the Company against such claims. The Company does not currently carry product liability insurance and there can be no assurance that such coverage, if obtainable, would be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful product liability claim. Accordingly, any product liability claim brought against the Company could, and probably would, have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Inherent in International Operations. The Company intends to market its products and services internationally and plans to seek opportunities overseas, either independently or through joint ventures or other collaborative arrangements with strategic partners. To the extent that the Company operates its business overseas and/or sells its products in foreign markets, it will be subject to all of the risks inherent in international operations and transactions, including the burdens of complying with a wide variety of foreign laws and regulations, exposure to fluctuations in currency exchange rates and tariff regulations, potential economic instability and export license requirements. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect the Company's operations. See "Business."

     Competition. The Company will directly and indirectly compete with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these potential competitors are larger and more firmly established than the Company. In addition, many of such potential competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the businesses in which it will compete. See "Business -- Competition."

     Dependence on Patents and Proprietary Technology; Reliance on Licensed Technology. The Company's success will depend, in part, on its ability to maintain protection for its products and processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Currently, a portion of the Company's technology for its waste management system is licensed from third parties and the Company has not obtained indemnification from the licensors of such technology. Accordingly, if the technology licensed by such licensors to the Company infringes the rights of third parties, the Company could be held liable for damages to such third party and could not seek reimbursement from the licensor. The Company does not maintain any insurance to protect against such occurrence and, if such a claim were made against the Company it could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not possess any patents and does not have any applications pending. There can be no assurance that any patent applications, if applied for, will result in issued patents, that any issued patents will afford adequate protection to the Company or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of the Company's products and technologies.

     There can be no assurance that the validity of any patent issued to the Company or any licensor of technology to the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it, or in suits in which the Company seeks to enforce its patent and/or license rights against others. Should the Company's products or technologies be found to infringe patents issued to third parties, the Company would be required to cease the manufacture, use and sale of the Company's products and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of its products and technologies. No assurance can be given that any such licenses required would be made available on terms acceptable to the Company, or at all.

     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its employees, consultants, advisors and others. There can be no assurance that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary information of the Company will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

     Dependence on Environmental Regulation. Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that producers of industrialized farm waste find alternative means to comply with applicable regulatory requirements, demand for the Company's products and services could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require the Company to change or improve its operating procedures. To the extent the Company conducts its business overseas, international environmental regulations will be applicable. Such regulations vary by country and are subject to changes which may adversely affect the Company's operations. See "Business -- Environmental Matters."

     Regulatory Status of Operations. The Company and its customers operate in a highly regulated environment, and the Company's potential customers and/or the Company's products and services may be required to have various federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the installation or operation of the Company's waste management system and may subject the Company to federal, state or locally-imposed penalties. The Company's ability to satisfy the permitting requirements for a particular installation does not assure that permitting requirements for other installations will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. There can be no assurance that the Company or its customers will meet all of the applicable regulatory requirements.

     Potential Environmental Liability. The Company's business exposes it to the risk that harmful substances may be released or escape into the environment from its processes or equipment, resulting in potential liability for the clean-up or remediation of the release and/or potential personal injury associated with the release. Liability for investigation and/or clean-up and corrective action costs exists under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and corresponding state laws. Additionally, the Company is potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of hazardous waste if it does not act in accordance with the requirements of federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations or exemptions. The Company is also potentially subject to regulatory liability for releases into the air or water under the Clean Air Act of 1970, as amended, and the Federal Water Pollution Control Act of 1972, as amended (hereinafter the "Clean Water Act"), and analogous state laws and regulations and various other applicable federal or state laws and regulations if it does not comply with those requirements.

     Dependence on Key Management and Personnel. The Company is highly dependent upon the efforts of its senior management. The Company is also dependent upon its other management personnel, as well as certain scientific advisors and consultants. The loss of the services of one or more of these individuals could have a material adverse effect upon the Company. The Company's future success will depend in large part upon its ability to attract and retain additional highly skilled scientific, managerial, manufacturing and marketing personnel. The Company faces competition for hiring such personnel from other companies, research and academic institutions, government agencies and other organizations. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel. See "Management."

     Prior Legal Actions Involving Chief Executive Officer and Principal Stockholder. On March 12, 1993, the United States District Court for the Central District of California permanently enjoined Mr. Marvin Mears, the President, Chief Executive Officer, Director and a major stockholder of the Company, from future violations of aiding and abating violations of the antifraud provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. In addition, by order dated February 27, 1996, Mr. Mears, without admitting or denying any of the findings contained in an order issued by the Securities and Exchange Commission, consented to the entry of an Order Making Findings and Imposing Sanctions Pursuant to Section 9(b) of the Investment Company Act of 1940 whereby Mr. Mears agreed to be barred from association with any investment advisor or investment company.

     Control by Existing Management. The Company's executive officers and directors currently beneficially own approximately 48.88% of the outstanding shares of Common Stock. These persons, if acting in concert, will have significant voting power with respect to the election of directors and, in general, the outcome of any other matter submitted to a vote of stockholders. See "Principal Stockholders."

     Potential Adverse Effects of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The preferred stock could be utilized to discourage, delay or prevent a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock other than the shares of Series A Preferred Stock currently outstanding, there can be no assurance that the Company will not do so in the future. See "Description of Capital
Stock -- Preferred Stock."

     No Dividends. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. The Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business. See "Dividend Policy."

     Outstanding Warrants and Options; Exercise of Registration Rights. The Company has outstanding (i) warrants to purchase an aggregate of 300,000 shares of Common stock at an exercise price of $2.00 per share; (ii) the Private Placement Warrants to purchase 300,000 shares of Common Stock at an exercise price of $3.875 per share; and (iii) options to purchase an aggregate of 330,000 shares of Common Stock granted under the Company's 1996 Stock Option Plan at an exercise price of $.1875 per share. The Company has reserved an aggregate of 400,000 shares of Common Stock for issuance under its stock option plan as of the date of this Prospectus. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

     General Risks of Business. Any future success that the Company might enjoy will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors may include technological advances or product obsolescence, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including costs of supplies, personnel, and equipment, reduced margins caused by competitive pressures and other factors, and changes in governmental regulation imposed under federal, state or local laws.

     Risks Associated with Management of Potential Growth. The Company's growth is expected to place a significant strain on its managerial, operation, financial and information systems resources. To accommodate its current size and manage growth, the Company must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Additionally, expansion of the Company's information and network systems is required to accommodate its growth. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the company to manage effectively its future growth would have a material adverse effect on the Company's business, financial condition and results of operations. This problem may be exacerbated to the extent the Company continues to acquire additional technologies, as each such technology must then be integrated into the Company's operations and systems.

     Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover. The Company is a Delaware corporation and thus, upon the consummation of the Offering will become subject to the prohibitions imposed by Section 203 of the Delaware General Corporation Law, which is generally viewed as an anti-takeover statute. In general, this statute will prohibit the Company, once public, from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of 40,000,000 shares of capital stock of which 20,000,000 shares are designated as Common Stock and 20,000,000 shares are designated as preferred stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of preferred stock and other classes of Common Stock that may be issued may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of preferred stock, which may be accomplished through a public offering or a private placement, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of preferred stock could prevent the holders of Common Stock from realizing a premium on their shares. See "Description of Securities."

     Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the Company's ability to successfully integrate the various technologies it has licensed, the Company's ability to market successfully its waste management system and insecticide products, increased governmental regulation of livestock and poultry operations and that there will be no unanticipated material adverse change in the Company's business. Assumptions relating to the foregoing, among others, involve judgments with respect to, among other things, future economic, competitive, regulatory and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

     Limited Market for the Common Stock. The Company's Common Stock is traded on the OTC Bulletin Board, but is not listed on any stock exchange or on NASDAQ. Trading volume in the Common Stock has fluctuated considerably in the recent past. The Company intends to file for the registration of the entire class of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act" ), in order to make the Company a "reporting company" in that it will be required to file all of the reports, proxy statements and other information required to be filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act.

     Possible Volatility of Stock Prices; Penny Stock Rules. The over-the-counter markets for securities such as the Company's Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and general trends in the investment markets, as well as general economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock. Moreover, unless and until it is approved for quotation on NASDAQ, the Company's Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" were available, any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of the Company's Common Stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that a number of brokers may be unwilling to engage in transactions in the Company's Common Stock because of the need to comply with the "penny stock" rules, thereby making it more difficult for purchasers of Common Stock offered hereby to dispose of their shares. The Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. The Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business. See "Risk Factors -- Dividend Policy."

                                USE OF PROCEEDS

     The Company will not receive the proceeds of sales of shares by the Selling Stockholders. However, if the Selling Stockholders who hold Warrants determine to exercise their Warrants in order to sell shares hereunder, the Company will receive the proceeds of the exercise of the Warrants. If all of the Warrants were exercised, the Company would receive net proceeds of $1,762,500. The Company plans to use any such net proceeds for advertising and marketing and as working capital. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenue growth and the amount of cash generated by the Company's operations. To the extent such proceeds are not utilized immediately, they will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     The Company was incorporated in 1983 by Corporate Capital Resources, Inc. and later that year acquired Information Bureau, Inc. and subsequently changed its name to Information Bureau, Inc. In 1989, the Company changed its name to Central Corporate Reports Services, Inc. and operated in the financial public relations business until March 1990 when the Company became inactive. In 1990 the Company changed its name to ACP International, Inc. and in 1994 the Company changed its name to Combined Assets, Inc. In January 1995, the Company's name was changed to Environmental Products & Technologies Corporation.

     At the end of 1995, the Company commenced development of a waste management system to control odors and solid stream waste in the farming industry. In addition, the Company is developing organic based insecticides for agricultural, commercial and residential use.

     The Company is currently in the development stage of operations and, to this time, has devoted its time to raising capital, product and supplier development and marketing future products. No products have been assembled, manufactured or marketed at this time, except that the Company has assembled one prototype closed loop waste management system for demonstration purposes.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997

     The Company recognized no revenue for the six months ended March 31, 1998 (the "1998 Period") and for the six months ended March 31, 1997 (the "1997 Period"). During each of the 1997 and 1998 Periods, the Company's efforts were directed at researching, designing, developing and testing its closed loop waste management system.

     Research and development expenses primarily consist of the cost of personnel and equipment needed to conduct the Company's research and development efforts. Research and development expenses for the 1998 Period increased $185,596, or approximately 243%, to $262,095 from $76,499 for the 1997 Period.
This increase in research and development expenses reflects additional expenses associated with the design, development and testing of prototype systems, the increase in personnel and purchase of components for the Company's currently operating prototype waste management system and acquiring the rights to mine diatomaceous earth on four claims approximately 640 acres which is located in Harper Valley, Oregon.

     General and administrative expenses primarily consist of general and administrative costs related to the salaries of the Company's administrative personnel and associated costs. General and administrative expenses for the 1998 Period increased by $8,204 to $145,282 from $137,078 for the 1997 Period.

     FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996

     The Company generated no revenue for the fiscal year ended September 30, 1997 ("Fiscal 1997") and for the fiscal year ended September 30, 1996 ("Fiscal 1996").

     Research and development expenses for Fiscal 1997 increased by $69,238, to $69,238 from -0- for Fiscal 1996. This increase in research and development expenses for Fiscal 1997 reflects expenses associated with the research, design and development of the Company's closed loop waste management system.

     General and administrative expenses for Fiscal 1997 increased by $44,035, or approximately 16.57%, to $309,914 from $265,879 for Fiscal 1996. This increase in general and administrative expenses was primarily the result of increased salaries and rental expense which was partially offset by decreased consulting and other expenses.

     Interest expense for Fiscal 1997 was $18,310 compared to -0- for Fiscal 1996. Interest expense for Fiscal 1997 related to the note payable to Ronald Knudsen, formerly the Director of Product Development of the Company.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital needs have been to fund the design and development of its prototype closed loop waste management system. The Company's primary sources of liquidity have been private placements of equity and debt securities and loans from officers/stockholders on an as needed basis.

     Between October and December 1995, the Company sold 100,000 shares of Common Stock for an aggregate of $10,000, or $.10 per share. Between January and March 1996, the Company sold 400,000 shares of Common Stock for an aggregate of $189,650, or approximately $.47 per share. Between April and June 1996, the Company sold 40,000 shares of Common Stock for an aggregate of $35,000, or $.87 per share. Between July and September 1996, the Company sold 480,000 shares of Common Stock for an aggregate of $149,200, or approximately $.31 per share. Between June and September 1997, the Company sold 550,000 shares of Common Stock for an aggregate of $337,925, or approximately $.614 per share. The figures in this paragraph do not give effect to the two-for-one forward stock split that was effected by the Company in May 1998.

     In April 1998, the Company sold 3,000 shares of Series A Preferred Stock together with warrants (the "Private Placement Warrants") to purchase 300,000 shares of Common Stock (the "1998 Private Placement") for gross proceeds of $3,000,000. The net proceeds to the Company of approximately $2,675,000 will be used for continued research and development, working capital and general corporate purposes. The Private Placement Warrants have an initial exercise price of $3.875 per share. Private Placement Warrants expire on March 31, 2003. The Private Placement Warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise under certain circumstances, including without limitation, stock dividends, stock splits, reorganizations, reclassifications, consolidations, certain dilutive sales of securities for which the Private Placement Warrants are exercisable below the then existing Market Price (as defined) and failure to maintain a sufficient number of authorized shares of Common Stock for issuance and delivery upon exercise of the Private Placement Warrants. See "Description of Securities -- Preferred Stock" and "-- Warrants."

     Based on its current operating plan, the Company anticipates that additional financing will be required to finance its operations and capital expenditures. The Company's currently anticipated levels of revenues and cash flow are subject to many uncertainties and cannot be assured. Further, the Company's business plan may change, or unforseen events may occur, requiring the Company to raise additional funds. The amount of funds required by the Company will depend upon many factors, including without limitation, the extent and timing of sales of the Company's waste management system, future product costs, the timing and costs associated with the establishment and/or expansion, as appropriate, of the Company's manufacturing, development, engineering and customer support capabilities, the timing and cost of the Company's product development and enhancement activities and the Company's operating results. Until the Company generates cash flow from operations which will be sufficient to satisfy its cash requirements, the Company will need to seek alternative means for financing its operations and capital expenditures and/or postpone or eliminate certain investments or expenditures. Potential alternative means for financing may include leasing capital equipment, obtaining a line of credit, or obtaining additional debt or equity financing. There can be no assurance that, if and when needed, additional financing will be available, or available on acceptable terms. The inability to obtain additional financing or generate sufficient cash from operations could require the Company to reduce or eliminate expenditures for capital equipment, research and development, production or marketing of its product, or otherwise curtail or discontinue its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company raises funds through the sale of additional equity securities, the Common Stock offered hereby may be further diluted.

INFLATION

     Although certain of the Company's expenses increase with general inflation in the economy, inflation has not had a material impact on the Company's financial results to date.

                            SELECTED FINANCIAL DATA

     The data set forth below is qualified by reference to, and should be read in conjunction with, the financial statements of the Company and related notes thereto and "Management's Discussion and Analysis or Plan of Operations" included elsewhere in this Prospectus. The following selected financial data of the Company for the fiscal years ended September 30, 1997 and 1996 are derived from the financial statements of the Company audited by Clumeck, Stern, Phillips & Schenkelberg, independent accountants. The balance sheets at September 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the fiscal years ended September 30, 1997 and 1996, respectively, and notes thereto are included elsewhere in this Prospectus. The selected financial data as of March 31, 1998 and 1997, and for the six-month periods ended March 31, 1998 and 1997 have been derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations for such periods. The results of the interim periods are not necessarily indicative of the results of a full year.

     The data relating to outstanding shares has not been retroactively revised to give effect to the two for one stock split that the Company effected in May 1998.

STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA AND WEIGHTED AVERAGE OUTSTANDING SHARES):

                                            FISCAL YEARS ENDED              SIX MONTHS ENDED
                                              SEPTEMBER 30,                    MARCH 31,
                                          ----------------------    --------------------------------
                                            1996         1997            1997              1998
                                          ---------    ---------    --------------    --------------
                                                                     (UNAUDITED)       (UNAUDITED)
Net Sales...............................  $     -0-    $     -0-      $      -0-        $     -0-
Gross profit (loss).....................        -0-          -0-             -0-              -0-
Loss from operations....................       (266)        (379)           (214)            (407)
Net Loss................................       (265)        (395)           (221)            (412)
Net loss per common share...............      (0.09)       (0.11)           (.06)            (.10)
Weighted average common shares
  outstanding...........................  3,078,066    3,591,345       3,591,345        3,991,907

BALANCE SHEET DATA (IN THOUSANDS):

                                                   SEPTEMBER 30,              MARCH 31,
                                                 ------------------      --------------------
                                                 1996        1997         1997         1998
                                                 -----      -------      -------      -------
                                                                         (UNAUDITED)  (UNAUDITED)
Total assets...................................  $ 273      $   312      $    44      $   165
Total liabilities..............................  $ 149      $   223      $   142      $   581
Accumulated deficit............................  $(960)     $(1,387)     $(1,181)     $(1,799)

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol EPTC. The following table sets forth the range of high and low bid quotation per share for the Common Stock as reported by the OTC Bulletin Board during the calendar years indicated. The bid price reflects inter-dealer prices and does not include retail mark-up, markdown, or commission. The Company effected a 2 for 1 forward stock split that became effective on May 12, 1998. The following table does not give effect to such stock split except as indicated.

                                                               HIGH       LOW
                                                              -------    ------
1996
  Third Quarter.............................................  $ 5.50     $    2.00
  Fourth Quarter............................................    5.00          1.125
1997
  First Quarter.............................................    4.25          1.875
  Second Quarter............................................    2.125         0.563
  Third Quarter.............................................    3.188         0.625
  Fourth Quarter............................................    4.188         1.000
1998
  First Quarter.............................................   10.375         2.313
  Second Quarter............................................   13.000         7.625
  Second Quarter (after May 11, 1998).......................    9.125         7.250

     The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay any cash dividends in the foreseeable future.

                                    BUSINESS

GENERAL

     Environmental Products and Technologies Corporation was established to solve environmental problems regarding the safe disposal of waste created by large livestock, hog, poultry and other similar operations. The Company has developed a system that converts animal wastes into commercial quantities of a pathogen-free, nutrient-rich, soil-building medium.

     Over the past few years, there has been an increasing concern regarding the potential for animal waste pollution from intensive livestock and poultry operations. The concentration of animal waste from larger and larger operations have lead to more complaints about odor, greater challenges for animal waste management and a growing public opinion that more environmental protections are needed.

     Nationwide, 130 times more animal waste is produced than human waste -- 5 tons for every United States citizen -- with some livestock and poultry operations producing as much waste as a town or even a city! As animals become increasingly concentrated in certain regions of the country and on larger operations, there is not always enough fallow land to use all of the manure as fertilizer. These increasing concentrations of manure mean that the risk of water pollution from waste spills, runoff from fields and leakage from storage facilities is also increasing.

     Currently, Federal regulations do not address the handling, storage, land application or disposal of manure. The Inspector General of the Environmental Protection Agency (the "EPA") recently reported that "Federal regulations inadequately protect water quality from animal waste."

     To respond to these problems, Senator Tom Harkin recently introduced the Animal Agriculture Reform Act in the United States Senate, as the first bill of its kind introduced in Congress, to serve as a national approach to animal waste problems. This bill would set environmental standards for animal waste handling by large livestock and poultry operations, and require those operations to follow waste management plans approved by the United States Department of Agriculture.

     To address these problems the Company has developed its closed loop waste management system. This system is comprised of four basic components: a waste separator, an anaerobic digester, a bio-reactor and a co-generation system.

     The Company currently has one prototype waste management system and intends to develop three additional systems within the next three to six months. With these systems, the Company expects to test its systems in, among other places, Chino, California with the assistance of a professor from the California State University at Pomona ("Cal Poly Pomona"), Logan, Utah with the assistance of Utah State University and Pullman, Washington with the assistance of Washington State University. The Company does not currently have any agreements with any of the above mentioned universities and, although the Company is currently in discussions with each such university and believes that an oral understanding has been reached with each such university to participate in tests of the Company's waste management system, no assurance can be given as to whether the oral understanding will lead to a binding agreement for any of such universities to participate in the testing of the Company's waste management systems.

TYPICAL ANIMAL WASTE MANAGEMENT PRACTICES

     Animal waste mainly consists of manure and urine from cows, hogs, chickens, turkeys, mink and other animals that are raised for food or other purposes. These materials are potential sources of crop nutrients, but also can pose environmental threats.

     The composition of animal waste depends on both the kind of animal and the way the waste is handled. For example, poultry operations typically produce dry litter with about 15% to 25% moisture content, that may be mixed with straw or another dry material for easier handling. The removed litter is stacked or stored in metal or wooden structures or on the ground on a temporary basis.

     Hogs and cattle generate a manure that is more liquid and typically water is used to flush the manure out of the barns and into storage facilities. The resulting "slurry" is up to 97% liquid, and most commonly stored in earthen lagoons. An alternative storage method now being adopted more widely is the "slurry tank," which offers a greater level of structural stability and environmental protection.

     In the lagoons or tanks, many of the solids settle into a sludge at the bottom. A farmer who utilizes the animal waste for nutrients pumps the liquid out for nutrients or irrigation and may agitate the sludge at pumping time to capture the nutrients that otherwise would remain behind.

     The problem with these methods is that as the number of animals raised has increased and the amount of land utilized has decreased, there is an insufficient amount of fallow land available for the farmer to utilize the waste produced by the animals. Accordingly, the animal waste is building up on the farm causing various health hazards such as run-off and leaching. Further, manure cannot be spread on land when a crop is growing.

THE ENVIRONMENTAL PRODUCTS & TECHNOLOGIES SOLUTION

     The Company has developed a closed loop waste management system to provide for the safe disposal of waste created by large livestock, poultry, hog and other similar operations. In addition, the Company's waste management system converts animal wastes into commercial quantities of a pathogen-free, nutrient-rich, soil-building medium. Further, if the Company's co-generation product is utilized, the Company is able to take the methane that is produced by the Company's system and use it for producing energy for the farmer's property. The Company's closed loop waste management system consists of the following:

     The Waste Separator. The purpose of the waste separator is to pump all of the effluent into the waste separator which then catches all of the solids, takes them up through a set of rollers and basically squeezes the moisture out of the solids. The moisture then goes through a belt and goes into a large tank at the bottom where the moisture is then pumped into the anaerobic digester. The solids go into the bio-reactor.

     The Anaerobic Digester. The anaerobic digester is sized to eliminate the lagoon. The anaerobic digester can handle from anywhere between 10,000 and 30,000 gallons of fluid. The anaerobic digester is made out of fiberglass and, in its typical configuration, is about eight feet in diameter and 42 feet long for a tank that can hold up to 30,000 gallons of effluent. In that tank, the Company has isolated a set of proprietary enzymes which excite off the methane. The methane is then captured and pulled off the tank and used to run an engine which is able to produce electricity which the farmer can use in his or her operations.

     The anaerobic digester handles all of the fluids. From that methane is excited off which runs the co-generation system. It goes through a series of three tanks and in the last tank the liquid is processed. Finally, the liquid is put through a filter system from which non-potable, re-useable, re-cyclable water is available for use for irrigation and/or for washing and flushing and using again to clean out the barns and wash the animals and basically used without having to repump or use fresh water.

     In the first tank, any solids that are not consumed by the enzymes basically settle to the bottom of the tank. On a regular interval, the solids that have settled at the bottom of the tank are flushed into the bio-reactor.

     In the second set of tanks, all of the solids are settled out. In the third tank, the clarifier, the water is filtered and then reused.

     The Enzymes. The Company employs enzymes for the purpose of exciting the methane from the animal waste in the anaerobic digester. The Company has tested this methane producing technology with its enzymes. According to the Company, the enzymes work best in temperatures ranging from 90 degrees to 105 degrees F.

     The Technology. The Company relies, among other things, on technology that was designed by Lifeline Enterprises L.L.C., a Utah limited liability company ("Lifeline"). Pursuant to a letter of understanding dated May 18, 1998, Lifeline agreed to transfer to the Company all rights, title and interest in and to the anaerobic digester, the bio-reactor and the biologicals used therewith. Patents are currently pending on the co-generation technology and the bio-reactor. There can be no assurance that a patent will be issued on either the co-generation technology or the bio-reactor, that such products do not or will not infringe on the intellectual property rights of others or that if a patent is issued that it will not be invalidated later. In consideration for this transfer, the Company issued 100,000 shares of Common Stock to Lifeline and has agreed to issue an additional 50,000 shares of Common Stock upon assignment to the Company of all patents to the bio-reactor. In addition, the Company has agreed to issue to Lifeline an aggregate of 320,000 shares of Common Stock, payable 80,000 shares on each of October 15, 1999, 2000, 2001 and 2002.

     The Bio-reactor. Finally, the bio-reactor takes all of the solids. The bio-reactor is basically a steel vessel that will be sized to the requirements of the particular application. The tank is rotated and the Company's biologicals, including enzymes, are introduced into the tank through a computer controlled process. The purpose of this process is to compost the solid materials and at the end of the process, the Company is left with useable soil. By way of comparison, the process that the Company is using is, basically, an acceleration of the process utilized by nature. For example, windrow composting generally takes between 90 to 100 days, whereas the Company produces a stable product in less than one week.

THE COMPANY'S STRATEGY

     The Company's strategy is to enter into agreements with various universities located in the states of California, Utah and Washington in order to verify the utility of the Company's waste management system. The Company is engaging in discussions with professors at Utah State University, Cal Poly-Pomona, and Washington State University. The purpose of these placements is to obtain third-party data that can be used by the Company to verify its preliminary testing and, eventually, in its marketing endeavors. The Company intends to use various vegetable crop residuals and dairy solids in the testing program.

     Pursuant to preliminary discussions with Utah State University, the Company intends to place one of its waste management systems at Utah State University. The Company believes that Utah State University is an ideal testing grounds for its waste management system because Utah State University owns a dairy of 225 cows. Utah State University utilizes these cattle for manufacturing and processing its own milk and cheese for use on campus and for sale at retail. It is the Company's intention to make arrangements with a professor at Utah State University, to operate one of its waste management systems. From this, the Company expects to publish test data by October 1998. There can be no assurance that the Company will be successful in completing arrangements with Utah State University, or if successful, that the data developed from this test will be favorable to the Company or of sufficient quality for use by the Company to verify the utility of its system or in its marketing endeavors.

     In addition, the Company is in the process of making arrangements to test its waste management system at a dairy located in Chino, California and to have graduate students from Cal Poly-Pomona operate the system and compile data for use by the Company. The Company believes that Chino, California provides a perfect environment for testing its waste management system. According to the Company, there are approximately 274 dairies located within a five square mile area in Chino. There are approximately 300,000 dairy cows located in the Chino, California area, comprising the largest concentration of cows in the United States. There can be no assurance that the Company will be successful in completing negotiations for placing its waste management system in Chino, California.

SUPPLIERS

     It is the Company's intention not to manufacture on its own any of the components necessary to produce its waste management system. The Company intends to utilize third party suppliers to provide the products necessary to complete its waste management systems. While the Company believes that there are a variety of suppliers for most of the components that will comprise its waste management system, there are certain components of the waste management system that will only be available from one or possibly two suppliers. In this regard, the Company will be reliant on Lifeline for the co-generation technology, Vineyard Technologies for the dual fuel engine, and RBR Technologies and Fan Systems, Inc. for the waste separator. The Company does not have any agreements or arrangements with any of the above-mentioned companies to provide the Company with the products that the Company will need to assemble a full waste management system.

However, the Company believes that it will be able to purchase the products that it needs from each of these companies. There can be no assurance, however, that the Company will be able to purchase the components from the above-mentioned companies, or if it is able to purchase such components, that it will be able to do so on terms that are satisfactory to the Company.

ASSEMBLY

     The Company currently contemplates that once it has proven the utility of its waste management system that it will contract with the various suppliers of the constituent components of the waste management system to deliver them (i.e., dropship) to sites specified by the Company. The Company will then provide for the assembly of the components into the waste management system for use at the specified location. There can be no assurance that the Company will be successful in coordinating the various deliveries of the component parts of its waste management system, or that it will be successful in assembling the component parts in the field, as currently contemplated.

COMPETITION

     The Company will directly and indirectly compete with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these potential competitors are larger and more firmly established than the Company. In addition, many of such potential competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the businesses in which it will compete. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY

     The Company's success will depend, in part, on its ability to maintain protection for its products and processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Currently, a portion of the Company's technology for its waste management system is licensed from third parties and the Company has not obtained indemnification from the licensors of such technology. Accordingly, if the technology licensed by such licensors to the Company infringes the rights of third parties, the Company could be held liable for damages to such third party and could not seek reimbursement from the licensor. The Company does not maintain any insurance to protect against such occurrence and, if such a claim were made against the Company it could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not possess any patents and does not have any applications pending. There can be no assurance that any patent applications, if applied for, will result in issued patents, that any issued patents will afford adequate protection to the Company or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of the Company's products and technologies.

     There can be no assurance that the validity of any patent issued to the Company or any licensor of technology to the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it, or in suits in which the Company seeks to enforce its patent and/or license rights against others. Should the Company's products or technologies be found to infringe patents issued to third parties, the Company would be required to cease the manufacture, use and sale of the Company's products and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of its products and technologies. No assurance can be given that any such licenses required would be made available on terms acceptable to the Company, or at all.

     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its employees, consultants, advisors and others. There can be no assurance that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary information of the Company will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Patents and Proprietary Technology; Reliance on Licensed Technology."

ENVIRONMENTAL MATTERS

     Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that producers of industrialized farm waste find alternative means to comply with applicable regulatory requirements, demand for the Company's products and services could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require the Company to change or improve its operating procedures. To the extent the Company conducts its business overseas, international environmental regulations will be applicable. Such regulations vary by country and are subject to changes which may adversely affect the Company's operations.

     The Company and its customers operate in a highly regulated environment, and the Company's potential customers and/or the Company's products and services may be required to have various federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the installation or operation of the Company's waste management system and may subject the Company to federal, state or locally-imposed penalties. The Company's ability to satisfy the permitting requirements for a particular installation does not assure that permitting requirements for other installations will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. There can be no assurance that the Company or its customers will meet all of the applicable regulatory requirements.

     The Company's business exposes it to the risk that harmful substances may be released or escape into the environment from its processes or equipment, resulting in potential liability for the clean-up or remediation of the release and/or potential personal injury associated with the release. Liability for investigation and/or clean-up and corrective action costs exists under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and corresponding state laws. Additionally, the Company is potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of hazardous waste if it does not act in accordance with the requirements of federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations or exemptions. The Company is also potentially subject to regulatory liability for releases into the air or water under the Clean Air Act of 1970, as amended, and the Federal Water Pollution Control Act of 1972, as amended (hereinafter the "Clean Water Act"), and analogous state laws and regulations and various other applicable federal or state laws and regulations if it does not comply with those requirements. See "Risk Factors -- Dependence on Environmental Regulations," "-- Regulatory Status of Operations" and "-- Potential Environmental Liability."

FACILITIES

     The Company's facilities are located at 5380 North Sterling Center Drive, Westlake Village, California and presently consist of approximately 3,150 sq. ft. The Company believes that these facilities will meet the

Company's needs. The Company leases this facility under a lease that expires on December 31, 1999. The base rent for the leased premises is $2,520 per month. The Company has the option to extend the lease for an additional two-year period on the same terms and conditions except that the monthly rental payment for the first year of any such extension would be $2,674 and $2,754 for the second year.

PERSONNEL

     As of May 20, 1998, the Company employed nine people. In addition the Company utilizes on a regular basis the services of nine consultants. The Company believes that its future success will depend, in part, on its ability to continue to attract, hire and retain qualified personnel. The competition for such personnel is intense and no assurance can be given that the Company will be successful in attracting such personnel, particularly considering the low unemployment rate currently being experienced across the United States. None of the Company's employees is represented by a labor union and the Company has never experienced a work stoppage. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings, and is not aware of any pending or threatened litigation against the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors and executive officers of the Company are as follows:

      NAME          AGE                           POSITION
      ----          ---                           --------
Marvin Mears....    64     President, Chief Executive Officer and Director
Joel G.             38     Chief Financial Officer and Secretary
  Wadman........

     Two directors of the Company recently resigned and the Company is currently seeking replacements. The Company anticipates that the Board of Directors will consist of five members and that three additional members will be nominated and appointed within the next 45 days.

     Marvin Mears has been the President, Chief Executive Officer and a director of the Company since December 1994. From March 1993 to November 1994, Mr. Mears was President of Combined Assets, Inc., a privately-held consulting company. From January 1991 to February 1993, Mr. Mears was the President of Corporate Capital Resources, Inc. and prior thereto, from November 1986 to January 1991, Mr. Mears was the Vice President -- Corporate Development and a member of the Valuation Committee of Corporate Capital Resources, Inc., a publicly-traded venture capital company that specialized in early stage and start-up companies. Mr. Mears also currently serves on the Board of Directors of Chatsworth Products Inc., a privately-held company engaged in manufacturing hardware for computer networks and Robert T. Dorris and Associates, a privately-held company that provides employee assistance programs to large corporations.

     On March 12, 1993, the United States District Court for the Central District of California permanently enjoined Mr. Mears from future violations of aiding and abating violations of the antifraud provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. In addition, by order dated February 27, 1996, Mr. Mears, without admitting or denying any of the findings contained in an order issued by the Securities and Exchange Commission, consented to the entry of an Order Making Findings and Imposing Sanctions Pursuant to Section 9(b) of the Investment Company Act of 1940 whereby Mr. Mears agreed to be barred from association with any investment advisor or investment company.

     Joel G. Wadman has been the Chief Financial Officer of the Company since July 1997 and became Secretary of the Company in May 1998. Mr. Wadman is not employed by the Company full time. Since January 1994 Mr. Wadman has been a consultant to SRS Consulting specializing in system development and forensic accounting. From February 1990 to December 1993, Mr. Wadman was the Vice President and Controller of WCT Communications, Inc. Mr. Wadman received a B.S. in Finance from Brigham Young University in 1989.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation paid or accrued by the Company during the years ended September 30, 1996 and September 30, 1997 to its President and Chief Executive Officer (the "Named Executive Officers").

                                                                    ANNUAL COMPENSATION
                                                                   ---------------------
                                                                             ALL OTHER
          NAME AND PRINCIPAL POSITION            YEAR    SALARY    BONUS    COMPENSATION
          ---------------------------            ----    ------    -----    ------------
Marvin Mears, President and CEO................  1966     -0-       -0-         -0-
                                                 1997     -0-       -0-         -0-

1996 STOCK OPTION PLAN

     On December 29, 1995 the Board of Directors adopted and, on December 29, 1995 the shareholders approved, the Company's 1996 Stock Option Plan (the "Option Plan") under which a total of 400,000 shares of Common Stock has been reserved for issuance. The Option Plan terminates on September 30, 2006, unless sooner terminated by the Board of Directors.

     Options granted under the Option Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options and become exercisable in accordance with terms approved at the time of grant. Options may be granted to any employee of or consultant to the Company or any parent, subsidiary or successor of the Company, including employees who are also officers or directors, selected by the Board of Directors in its discretion. The Option Plan is currently administered by the board of directors which has the authority to determine optionees, the number of shares covered by each option, the type of option (i.e., incentive or nonstatutory), the applicable vesting schedule, the exercise price, the method of payment and certain other option terms.

     The exercise price of an option granted under the Option Plan may not be less than 85%, in the case of a nonstatutory stock option, or 100%, in the case of an incentive stock option, of the fair market value of the Common Stock subject to the option on the date of the option grant. To the extent that the aggregate fair market value of the stock subject to incentive stock options that become exercisable for the first time during any one calendar year exceeds $100,000 (as determined at the grant date) plus fifty percent (50%) of any unused limit carryover from prior years, the options in excess of such limit shall be treated as nonstatutory stock options. Options may be granted under the Option Plan for terms of up to ten years and will typically be exercisable in installments in accordance with a vesting schedule approved by the board of Directors at the time an option is granted. Options are not transferable other than upon death or between spouses incident to divorce. Options may be exercised at various periods up to 12 months after the death or disability of the optionee or up to three months after the termination of employment of the optionee, to the extent the option was then exercisable.

     With Respect to the Option Plan, the board of directors has the discretion to subject any options granted under the Option Plan to a right of repurchase in favor of the Company, which right may be exercised by the Company upon the termination of employment of any employee or consultant who was granted options under the Option Plan at a price equal to the option exercise price. In addition, the Company has been granted a right of first refusal by each optionee pursuant to which each optionee has agreed to provide the Company with the right to purchase from such optionee any shares acquired by such optionee upon the exercise of options on the same terms and conditions as such optionee was proposing to sell such shares.

     As of May 19, 1998, options to acquire 330,000 shares of Common Stock were outstanding under the Option Plan. Such options have an exercise price of $0.1875 per share and expire in July 2006. Holders of 280,000 of such options have agreed not to exercise such options prior to July 15, 1999.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company entered into a four-year employment agreement with Marvin Mears effective as of April 15, 1998 (the "Mears Employment Agreement"). The Mears Employment Agreement provides, among other things, that the Company shall pay and/or provide to Mr. Mears: (i) a fixed annual salary of $96,000 in year one, $120,000 in year two, $144,000 in year three and $168,000 in year four, payable in each case in equal bi-monthly installments; (ii) all fringe benefits which the Company or any subsidiary may make available from time-to-time for persons with comparable positions and responsibilities; (iii) medical group insurance coverage or equivalent coverage for Mr. Mears and his dependents, which coverage shall commence on December 31, 1998 and continue throughout the term of employment; (iv) reimbursement for reasonable and necessary business expenses incurred by Mr. Mears in the course of his duties as Chief Executive Officer of the Company; and (v) $750.00 per month as an automobile allowance. The company may terminate Mr. Mears' employment "for cause" provided the Company provides Mr. Mears with 30 days notice and an opportunity to cure any alleged breach or violation of the agreement. Further, Mr. Mears may be terminated if he commits gross negligence in the performance of his duties under the agreement or breaches his fiduciary duties to the Company. If Mr. Mears is disabled to a degree that he is unable to fulfill his duties then the Company will pay his full salary for the first 12 months of his disability, 75% of salary for the second twelve months and 50% of salary for the next twenty-four months; provided, however, that any such disability payment will cease on April 14, 2002, regardless of when any such disability commenced. If Mr. Mears is terminated without cause upon a change of control, all of the Mr. Mears' converted stock options will immediately vest and Mr. Mears will also be entitled to receive $250,000 and an amount of money sufficient to allow him to exercise all unexercised options and to pay any taxes due therefor.

     Pursuant to a letter agreement (the "SPC Agreement") dated January 22, 1998, the Company retained the services of Strategic Planning Consultants, Inc. ("SPC") pursuant to which SPC has agreed to provide the Company with general business consulting services, including without limitation, strategic planning and analyzing the Company's capital structure. The SPC Agreement is for a period of 360 days from January 22, 1998. In consideration for entering into the SPC Agreement, the Company agreed to provide to the principals of SPC warrants to purchase 300,000 shares of the Company's Common Stock at an exercise price of $2.00 per share, the underlying shares of which are being registered under the Registration Statement of which this Prospectus is a part. In addition, the Company has agreed to pay SPC $3,000 per month for a period of 24 months and to reimburse SPC for pre-approved expenses.

                              CERTAIN TRANSACTIONS

     The Company has an employment agreement with Marvin Mears. See "Management -- Employment and Consulting Agreements."

     On November 13, 1997, Morris Lerner, formerly a director and secretary of the Company, borrowed $12,115.88 from the Company (the "Lerner Note"). The Lerner Note bears interest at the rate of 9% per annum and matures on November 12, 1999.

     On November 1, 1995, a company controlled by Marvin Mears, the Chief Executive Officer, President and a Director of the Company, issued a note to the Company in the original principal amount of $35,000 (the "Mears Note"). The Mears Note bears interest at the rate of 9% per annum and matures on November 1, 1998. Interest has not been paid on the Mears Note and as of September 30, 1997, accrued interest on the Mears Note totaled $4,329.

     In August 1996, in satisfaction for acquiring odor control application technology from Ronald Knudsen, formerly a Manager of Product Development of the Company, the Company issued to Mr. Knudsen a promissory note in the original principal amount of $125,000 (the "Knudsen Note"). The Knudsen Note bears interest at the rate of 12% per annum and matures on August 1, 1998. The Knudsen Note contains an acceleration clause that requires full principal and interest payments within ten business days of the completion of a secondary offering to the public of at least $3,000,000. The Company is currently in default of the Knudsen Note.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 by each director and executive officer of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise indicated below, each person has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                                            SHARES BENEFICIALLY
                                                                   OWNED
                                                           (INCLUDES EXERCISABLE
                                                                OPTIONS)(2)
                                                           ----------------------
                   NAME AND ADDRESS(1)                       NUMBER      PERCENT
                   -------------------                     ----------    --------
Marvin Mears.............................................  3,868,412      48.25%
Morris L. Lerner.........................................    562,000       7.01%
Joel G. Wadman...........................................     50,000       0.62%
All directors and executive officers of the Company as a
  group (2 persons)......................................  3,918,412      48.88%

---------------
(1) The address of each such person is 5380 North Sterling Center Drive, Westlake Village, California 91361.

(2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on 8,017,148 shares of Common Stock outstanding as of March 31, 1998.

                              SELLING STOCKHOLDERS

     The Shares being offered for resale by the Selling Stockholders were acquired in connection with the 1998 Private Placement, previous exercise of warrants, and the execution of the SPC Agreement, consist of the shares of Common Stock issuable upon the conversion of or otherwise with respect to the Series A Preferred Stock, upon exercise of the Private Placement Warrants and upon exercise of the Fink Warrant and the Billik Warrant that were issued pursuant to the SPC Agreement. In connection with the 1998 Private Placement, the Company granted the Selling Stockholders who purchased the shares of Series A Preferred Stock and the Private Placement Warrants certain registration rights pursuant to which the Company agreed to keep the Registration Statement, of which this Prospectus is a part, effective until the date that all of such Shares have been sold pursuant to the Registration Statement. The Company has agreed to indemnify the Selling Stockholders and each of their officers, directors, members, employees, partners, agents and each person who controls any of the Selling Stockholders against certain expenses, claims, losses, damages and liabilities (or action, proceeding or inquiry by any regulatory or self-regulatory organization in respect thereof). The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by such Selling Stockholder as of May 21, 1998 and the number of Shares being offered by each Selling Stockholder. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the Shares for resale from time to time. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares nor are such Selling Stockholders obligated to sell any Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their Shares, no estimates can be given as to the number of Shares that will be held by any Selling Stockholders upon termination of any offering made hereby. See "Plan of Distribution."

     In the case of the Shares underlying the Series A Preferred Stock, the number of Shares owned and offered for sale hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of or otherwise with respect to the Series A Preferred Stock, based on 200% of the number of shares of Common Stock issuable at a conversion price of $3.875 in accordance with Rule 416 and in certain other events described in the Certificate of Designation. Pursuant to Rule 416 under the Securities Act, the Selling Stockholders may also offer and sell Shares issued with respect to the Series A Preferred Stock and/or the Private Placement Warrants as a result of (i) stock splits, stock dividends or similar transactions, (ii) the effect of antidilution provisions contained in the Certificate of Designation of the Series A Preferred Stock and in the Private Placement Warrants and (iii) by reason of changes in the conversion price of the Series A Preferred Stock in accordance with the terms thereof. This is not intended to constitute a prediction as to the number of Shares into which the Series A Preferred Stock will be converted and the Private Placement Warrants will be exercised.

                                          SHARES BENEFICIALLY                           SHARES OWNED
                                            OWNED PRIOR TO          SHARES TO BE          AFTER THE
      NAME OF SELLING STOCKHOLDER           THE OFFERING(1)     SOLD IN THE OFFERING   OFFERING (1)(2)
      ---------------------------         -------------------   --------------------   ---------------
JNC Opportunity Fund, Ltd...............        1,787,500(3)         1,787,500               -0-
Diversified Strategies Fund, L.P........          162,500(3)           162,500               -0-
Jonathan Fink...........................          580,000              580,000               -0-
Brad Billik.............................          290,000              290,000               -0-

---------------
(1) Except as set forth in footnote (3) below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes all Shares offered hereby are sold in the offering.

(3) In accordance with Rule 416, the number of shares of Common Stock set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholders, based on 200% of the number of shares of Common Stock that would have been issuable upon conversion of or otherwise with respect to the Series A Preferred Stock at a conversion price of $3.875 per share in accordance with Rule 416 (1,650,000 shares). In addition, the Registration Statement also covers up to 300,000 shares that may become issuable upon the exercise of the Private Placement Warrants. The actual number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is determined by a formula based on the market price at the number depending on factors which cannot be predicted by the Company. Specifically, at any given time, the Series A Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the sum of (a) the stated value of the Series A Preferred Stock, (b) a premium amount equal to 6% (on an annualized basis) of the stated value of the Series A Preferred Stock and (c) any Conversion Default amount (as defined in the Certificate of Designation), by the then applicable conversion price (calculated generally as the lesser of (i) $3.875 and (ii) 80% of the average of the five (5) lowest closing bid prices of the Common Stock for the fifteen (15) consecutive trading days immediately preceding the date of determination) subject to certain restrictions and adjustments. The Shares offered hereby, and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described in the Certificate of Designation for the Series A Preferred Stock, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416. Pursuant to the terms of the Series A Preferred Stock and the Private Placement Warrants, the shares of Series A Preferred Stock and the Private Placement Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series A Preferred Stock or the unexercised portion of the Private Placement Warrants) would not exceed (except in certain limited circumstances) 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of Shares set forth in the table for a Selling Stockholder may exceed the number of Shares that such Selling Stockholder could own beneficially at any given time through such Selling Stockholder's ownership of the Series A Preferred Stock and the Private Placement Warrants. In this regard, beneficial ownership of such Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

USE OF PROCEEDS

     All the Shares offered hereby are being offered for the account of the Selling Stockholders. Accordingly, the Company will not receive any proceeds of any sales made hereunder, but will receive the exercise price of any Warrants exercised by the Selling Stockholders. Any proceeds received from the exercise of Warrants will be used for working capital and general corporate purposes. See "Use of Proceeds."

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iii) "at the market" to or through market makers or into an existing market for the Common Stock, (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (v) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
(vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter hedging transactions with broker-dealers who may engage in short sales of Shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require that delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commission). Any broker-dealer acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any such stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     Each Selling Stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and material provisions of the Certificate of Incorporation (the "Certificate") is a summary and is qualified in its entirety by the provisions of the Certificate, which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company currently consists of 20,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), of which 8,017,148 are currently outstanding, and 20,000,000 shares of Preferred Stock, $.01 par value per share, of which 3,000 shares have been designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), all of which shares are currently outstanding. As of May 14, 1998, there were 989 record and beneficial holders of the Common Stock and two record and beneficial holders of the Series A Preferred Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting with respect to the election of directors. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of Preferred Stock, $.01 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

SERIES A PREFERRED STOCK

     The following is a brief summary of the material rights, preferences, privileges, restrictions and limitations of the outstanding shares of Series A Preferred Stock.

     Dividends. The holders of shares of Series A Preferred Stock are not entitled to any dividends.

     Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are entitled to a cash payment equal to the Liquidation Preference (as defined below) for each share held, before any distribution of the Company's assets to holders of the Common Stock. The "Liquidation Preference" per share means an amount equal to (i) $1,000.00 plus (ii) a premium equal to (.06)x(N/365)x(1000), where N equals the number of days from the date the shares of Series A Preferred Stock were issued.

     Voluntary Conversion. Each share of Series A Preferred Stock is, at the option of the holder, convertible into such number of shares as results from dividing 1,000 by the Conversion Price then in effect. The Conversion Price means, with respect to any Conversion Date (as defined in the Certificate) the lower of the Variable Conversion Price (as defined) and the Fixed Conversion Price (as defined) but in no event less than $1.00 per share unless certain specified events shall have occurred and be then continuing. The Conversion Price is currently $3.875 per share.

     Automatic Conversion. Subject to certain limitations and provided that all shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Act for resale by the holders of such shares of Series A Preferred Stock and (iii) eligible to be publicly traded, each share of Series A Preferred Stock issued and outstanding on April 7, 2000 automatically shall be converted at the Conversion Price then in effect.

     Redemption. The holders of Series A Preferred Stock have no right to require the Company to effect a redemption of their outstanding shares so long as the Company (i) has not decreased the number of shares of Common Stock reserved for issuance to the holders of Series A Preferred Stock to an amount below 1,650,000 (the "Reserved Amount"), (ii) the Company takes immediate action following the applicable Authorization Trigger Date (as defined) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock and (iii) the Company continues to use its good faith best efforts to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock.

     Voting Rights. The holders of Series A Preferred Stock have no voting rights except as otherwise provided by the Delaware General Corporation Law (the "Business Corporation Law") and as follows:

     So long as any shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of 67% then outstanding shares of Series A Preferred Stock:

          (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

          (b) alter or change the rights, preferences or privileges of any capital stock of the Company as to affect adversely the Series A Preferred Stock;

          (c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company ("Senior Securities");

          (d) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company ("Pari Passu Securities");

          (e) increase the authorized number of shares of Series A Preferred Stock;

          (f) issue any shares of Senior Securities or Pari Passu Securities;

          (g) issue any additional shares of Series A Preferred Stock;

          (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities (as defined); or

          (i) increase the par value of the Common Stock.

     Registration Rights. The Company has agreed to register for resale shares of Common Stock (i) issuable upon exercise of the Series A Preferred Stock, (ii) issuable upon exercise of the Private Placement Warrants and (iii) issuable upon exercise of warrants previously granted to consultants to the Company. If the Company is unable to effectuate the registration of the shares of Common Stock issuable to the holders of Series A Preferred Stock and the Private Placement Warrants within 123 days from March 31, 1998 or if certain other events, as specified in the Registration Rights Agreement that was filed as an exhibit to the Registration Statement of which this Prospectus forms a part, occur, then the Company will be obligated to make payments to such holders of an amount equal to the product of (i) the aggregate Purchase Price (as defined) of the Series A Preferred Stock and accompanying warrants multiplied by (ii) two hundredths (.02), for each thirty day period specified in the Registration Rights Agreement. Any such amounts shall be paid in cash or, at such holder's option may be convertible into Common Stock at the "Conversion Price" (as defined in the "Certificate of Designation") then in effect.

WARRANTS

     As of March 31, 1998, the Company had outstanding warrants to purchase 300,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire on January 21, 2001. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of the Private Placement Warrants that have been issued to the investors in the Private Placement.

ANTI-TAKEOVER PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at the time of or following the time of the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     Section 203 defines a business combination to include: (i) any merger or consolidation of the corporation with the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In addition, certain of the Company's executive officers that have entered into employment agreements with the Company will be entitled to receive certain bonuses in cash or Common Stock upon a change in control of the Company in such amounts that, in the aggregate, could have an adverse effect on the Company's liquidity and capital resources. Accordingly, such provisions could discourage or prevent bids to takeover the Company and decrease values that would otherwise be obtained by stockholders for their Common Stock. See
"Management -- Employment Agreements."

     The Commission has indicated the use of authorized unissued shares of voting stock could have an anti-takeover effect. It has not been management's intent to install an anti-takeover device nor is it expected that the Company's authorized but unissued shares of common and preferred stock would be used for that purpose. Any business combination, as that term is used in Section 203, would be reviewed by the Company's Board of Directors for its impact on the Company.

EFFECT OF THE CALIFORNIA CORPORATIONS CODE

     The California Corporations Code includes provisions designed to apply certain aspects of California Law to corporations organized outside California where, in general, such corporations are doing more than 50% of their business in California and have more than 50% of their outstanding voting securities held of record by persons residing in California (the "California Test"). These provisions, which are generally more restrictive than their counterparts under Delaware Law, currently apply to the Company.

     Among the provisions of the California Law which will apply are limitations on corporate dividends and other distributions and rights of stockholders to cumulate votes in the election of directors. Numerous other provisions which are listed in Section 2115 of the California General Corporation Law could also apply. In some cases, these provisions are in conflict with the laws of Delaware. The following summarizes some of the principal differences which could apply to the Company:

     Under both Delaware and California Law, cumulative voting for the election directors is permitted. However, under Delaware law cumulative voting must be expressly authorized in the Certificate of Incorporation. Both Delaware and California Law allow a classified Board of Directors, however, Delaware Law requires that it be authorized in the Certificate of Incorporation or the Bylaws and California Law does not permit staggered classes for smaller corporations, such as the Company, and directors must be elected at each annual meeting of stockholders. Under Delaware Law, the Certificate of Incorporation or Bylaws may limit the removal of directors for cause only while under California Law, stockholders may remove directors without cause. Pursuant to Delaware Law, the directors may amend the Bylaws to change the number of authorized directors. Under California Law, subject to limited circumstances, any amendment to the Bylaws changing the number of authorized directors requires stockholder approval.

     Under Delaware Law, a director is obligated to discharge his or her duties in good faith and to inform himself or herself about all material information reasonably available to him or her before making a business decision. Pursuant to California Law, a director is obligated to discharge his or her duties in good faith, and to exercise such care, including reasonable inquiry, as an ordinarily prudent person in a similar position would use under similar circumstances. Whereas California Law specifically prohibits a corporation from limiting or eliminating a director's liability for reckless disregard or abdication of these duties, Delaware Law contains no such prohibition.

     California Law also requires stockholder approval for certain sale-of-assets and stock-for-stock reorganizations, whereas Delaware Law does not. Delaware Law permits the payment of dividends out of paid-in and earned surplus or out of net profits for the current and preceding fiscal years and the repurchase or redemption of shares out of earned, paid-in or reduction surplus. Under California Law, any such distributions cannot be made unless retained earnings equals or exceeds the amount of the distributions, or if after giving effect to the distribution, the corporation's tangible assets are less than 125% of its liabilities, the corporation's current liabilities exceed its current assets, the corporation's average operating income for the two most recently completed fiscal years is less than 125% of its current liabilities or the corporation would be unable to meet its liabilities as they mature.

     At such time as the Company has any class of securities listed on the New York Stock Exchange or the American Stock Exchange, or approved for inclusion on the Nasdaq National Market System, and the Company has at least 800 holders of its equity securities, or the Company no longer satisfies each of the elements of the California Test, the Company will be exempt from the provisions of
Section 2115. No assurance can be given that the Company will ever satisfy any exemption from Section 2115.

LIMITATIONS ON LIABILITY

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation ("Certificate of Incorporation") limits the liability of directors of the Company to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Certificate of Incorporation provides indemnification to its officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

STOCK TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                                 LEGAL MATTERS

     The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Donahue, Mesereau & Leids LLP, Los Angeles, California.

                                    EXPERTS

     The audited financial statements of the Company as of September 30, 1997 and 1996 and the related statements of operations, shareholders' equity and cash flows for the fiscal years ended September 30, 1997 and 1996, included elsewhere in this Prospectus, have been so included in reliance on the report of Clumeck, Stern, Phillips & Schenkelberg, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the

Registration Statement, including the exhibits and financial statements filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in its entirety by such reference. All of these documents may be obtained upon payment of the prescribed fees or examined without charge at the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the Commission's Internet address, http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                FINANCIAL REPORT
                   SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2

Financial Statements
  Balance Sheet.............................................  F-3
  Statements of Stockholders' Equity........................  F-4
  Statements of Operations..................................  F-5
  Statements of Cash Flows..................................  F-6
  Notes to Financial Statements.............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Environmental Products & Technologies Corporation
Thousand Oaks, California

     We have audited the balance sheet of Environmental Products & Technologies Corporation (a development stage company), as of September 30, 1997 and the related statements of stockholders' equity, operations and cash flows for the years ended September 30, 1997 and 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Environmental Products & Technologies Corporation as of September 30, 1997 and the results of its operations and its cash flow for the years ended September 30, 1997 and 1996 in conformity with generally accepted accounting principles.

                                      CLUMECK, STERN, PHILLIPS & SCHENKELBERG
                                        Certified Public Accountants

Encino, California
December 18, 1997

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              ----------    ----------
CURRENT ASSETS
  Cash......................................................  $  271,360    $   11,871
  Prepaid expenses..........................................          --         9,500
  Interest receivable.......................................       4,329         1,372
  Due from stockholders.....................................          --       209,200
                                                              ----------    ----------
          Total Current Assets..............................     275,689       231,943
                                                              ----------    ----------
EQUIPMENT...................................................       1,093            --
                                                              ----------    ----------
OTHER ASSETS
  Note receivable -- related party..........................      34,850        30,850
  Deposits..................................................         700        10,200
                                                              ----------    ----------
          Total Other Assets................................      35,550        41,050
                                                              ----------    ----------
TOTAL ASSETS................................................  $  312,332    $  272,993
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

  Accounts payable..........................................  $   17,383    $   36,016
  Accrued salaries..........................................      68,000            --
  Accrued interest..........................................       7,320            --
  Settlement payable........................................      27,005            --
  Note payable -- related party.............................     103,000            --
                                                              ----------    ----------
          Total Current Liabilities.........................     222,708        36,016
                                                              ----------    ----------
LONG TERM DEBT
  Note payable -- related party.............................          --       113,000
                                                              ----------    ----------
TOTAL LIABILITIES...........................................     222,708       149,016
                                                              ----------    ----------
COMMITMENTS
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, authorized 20,000,000
     shares; issued and outstanding 3,803,574 shares (1997)
     and 3,698,074 shares (1996)............................      38,035        36,980
  Preferred stock, $.01 par value, authorized 20,000,000
     shares; no shares issued or outstanding................          --            --
  Additional paid in capital................................   1,383,826     1,046,956
  Additional paid in capital -- stock options...............      54,450            --
  Retained (Deficit)........................................    (695,452)     (695,452)
  Deficit accumulated during development stage..............    (691,235)     (264,507)
                                                              ----------    ----------
                                                                  89,624       123,977
                                                              ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $  312,332    $  272,993
                                                              ==========    ==========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                           ADDITIONAL        DEFICIT          RETAINED
                                      COMMON STOCK                           PAID-IN       ACCUMULATED        DEFICIT
                                -------------------------   ADDITIONAL       CAPITAL        DURING THE      PRIOR TO THE
                                 NUMBER OF                    PAID-IN         STOCK        DEVELOPMENT      DEVELOPMENT
                                  SHARES        AMOUNT        CAPITAL        OPTIONS          STAGE            STAGE
                                -----------   -----------   -----------   -------------   --------------   --------------
Balance -- September 30,
  1995........................    2,678,074   $    26,780   $  673,306                                       $(695,452)
                                -----------   -----------   ----------
Common stock issued for cash
    Oct. -- Dec., 1995........      100,000         1,000        9,000
    Jan. -- Mar., 1996........      400,000         4,000      185,650
    Apr. -- Jun., 1996........       40,000           400       34,600
    July -- Sept., 1996.......      480,000         4,800      144,400
                                -----------   -----------   ----------       -------        ---------        ---------
                                  1,020,000        10,200      373,650
Common stockholder loss for
  the year ended September 30,
  1996........................                                                              $(264,507)
                                -----------   -----------   ----------       -------        ---------        ---------
Balance, September 30, 1996...    3,698,074        36,980    1,046,956                       (264,507)        (695,452)
Common stock cancelled........     (444,500)       (4,445)       4,445
Common stock issued for cash
  June -- September, 1997.....      550,000         5,500      332,425
Stock options granted.........                                               $54,450
Cost to raise capital.........                                                                (32,223)
Common stockholder loss for
  the year ended September 30,
  1997........................                                                               (394,505)
                                -----------   -----------   ----------       -------        ---------        ---------
                                  3,803,574   $    38,035   $1,383,826       $54,450        $(691,235)       $(695,452)
                                ===========   ===========   ==========       =======        =========        =========


                                    TOTAL
                                STOCKHOLDERS'
                                   EQUITY
                                -------------
Balance -- September 30,
  1995........................    $   4,634
Common stock issued for cash
    Oct. -- Dec., 1995........
    Jan. -- Mar., 1996........
    Apr. -- Jun., 1996........
    July -- Sept., 1996.......
                                  ---------
                                    383,850
Common stockholder loss for
  the year ended September 30,
  1996........................     (264,507)
                                  ---------
Balance, September 30, 1996...      123,977
Common stock cancelled........
Common stock issued for cash
  June -- September, 1997.....      337,925
Stock options granted.........       54,450
Cost to raise capital.........      (32,223)
Common stockholder loss for
  the year ended September 30,
  1997........................     (394,505)
                                  ---------
                                  $  89,624
                                  =========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
             YEARS ENDED SEPTEMBER 30, 1997 AND 1996 AND THE PERIOD
       OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO SEPTEMBER 30, 1997

                                                                                OCTOBER 1, 1995
                                                                                       TO
                                                       1997         1996       SEPTEMBER 30, 1997
                                                     ---------    ---------    ------------------
SALES..............................................  $      --    $      --        $      --
                                                     ---------    ---------        ---------
EXPENSES
  Consulting.......................................    104,171      159,605          263,776
  Legal and professional...........................     33,346        7,486           40,832
  Liability insurance..............................     11,007           --           11,007
  Miscellaneous....................................     24,354       14,200           38,554
  Office supplies and expenses.....................      8,138        2,492           10,630
  Other expenses...................................        216       43,642           43,858
  Rent.............................................     52,155       19,775           71,930
  Repairs and maintenance..........................         --        1,500            1,500
  Research and development.........................     69,238           --           69,238
  Salaries.........................................     68,000           --           68,000
  Telephone........................................      3,068        1,356            4,424
  Travel...........................................      5,459       15,823           21,282
                                                     ---------    ---------        ---------
          Total General & Administrative...........    379,152      265,879          645,031
                                                     ---------    ---------        ---------
LOSS FROM OPERATIONS...............................   (379,152)    (265,879)        (645,031)
                                                     ---------    ---------        ---------
OTHER INCOME (EXPENSE)
  Interest income..................................      2,957        1,372            4,329
  Interest expense.................................    (18,310)          --          (18,310)
                                                     ---------    ---------        ---------
                                                       (15,353)       1,372          (13,981)
                                                     ---------    ---------        ---------
NET LOSS...........................................  $(394,505)   $(264,507)       $(659,012)
                                                     =========    =========        =========
NET LOSS PER SHARE.................................  $    (.11)   $    (.09)            (.20)
                                                     =========    =========        =========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
             YEARS ENDED SEPTEMBER 30, 1997 AND 1996 AND THE PERIOD
       OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO SEPTEMBER 30, 1997

                                                                                OCTOBER 1, 1995
                                                                                       TO
                                                       1997         1996       SEPTEMBER 30, 1997
                                                     ---------    ---------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss......................................  $(394,505)   $(264,507)       $(659,012)
                                                     ---------    ---------        ---------
     Adjustments to reconcile net loss to net cash
       used in operating activities
       Non-cash consulting fees....................     54,450      125,000          179,450
       (Increase) decrease in operating assets
          Prepaid expenses.........................      9,500       (9,500)              --
          Interest receivable......................     (2,957)      (1,372)          (4,329)
          Deposits.................................      9,500      (10,200)            (700)
       Increase (decrease) in operating liabilities
          Accounts payable.........................    (18,633)      30,758           12,125
          Accrued salaries.........................     68,000           --           68,000
          Accrued interest.........................      7,320           --            7,320
          Settlement payable.......................     27,005           --           27,005
                                                     ---------    ---------        ---------
            Total Adjustments......................    154,185      134,686          288,871
                                                     ---------    ---------        ---------
NET CASH USED IN OPERATING
  ACTIVITIES.......................................   (240,320)    (129,821)        (370,141)
                                                     ---------    ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loan to related party.........................     (4,000)     (30,850)         (34,850)
     Purchase of equipment.........................     (1,093)          --           (1,093)
                                                     ---------    ---------        ---------
NET CASH USED IN INVESTING ACTIVITIES..............     (5,093)     (30,850)         (35,943)
                                                     ---------    ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of common stock..........................    547,125      182,350          729,475
     Loan payments.................................    (10,000)     (12,000)         (22,000)
     Cost to raise capital.........................    (32,223)          --          (32,223)
                                                     ---------    ---------        ---------
NET CASH PROVIDED BY FINANCING
  ACTIVITIES.......................................    504,902      170,350          675,252
                                                     ---------    ---------        ---------
NET INCREASE IN CASH...............................    259,489        9,679          269,168
CASH, October 1....................................     11,871        2,192            2,192
                                                     ---------    ---------        ---------
CASH, September 30.................................  $ 271,360    $  11,871        $ 271,360
                                                     =========    =========        =========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

NOTE 1 -- NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The Company was incorporated in 1983 by Corporate Capital Resources, Inc. and later that year acquired Information Bureau, Inc. and subsequently changed its name to Information Bureau, Inc. In 1989 its name was changed to Central Corporate Reports Service, Inc. and operated in the financial public relation business until March, 1990 when the Company became inactive. In 1990 the Company changed its name to ACP International, Inc. and then again in 1994 to Combined Assets, Inc. In January, 1995 the Company's name was changed to Environmental Products & Technologies Corporation. At the end of 1995 the Company began to develop systems to control odors and solid stream waste in the farming industry. In addition the Company is developing organic based insecticides for agricultural, commercial and residential use.

     The Company is currently in the development stage of operations devoting its time to raising capital, product and supplier development, and marketing future products. No products have been manufactured or marketed at this time. These financial statements have been prepared on the basis that adequate capital will be obtained.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all cash accounts not subject to withdrawal restrictions and certificates of deposits with original maturities of ninety days or less to be cash or cash equivalents.

INCOME TAXES

     The Company accounts for income taxes in accordance with Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year which the differences are expected to be settled or realized.

LOSS PER SHARE

     The computations of loss per share of common stock are based on the weighted average number of shares outstanding of 3,591,345 shares (1997) and 3,078,066 shares (1996) and 3,334,706 shares (cumulative period).

RECLASSIFICATION

     Health insurance of $10,905 for the year ended September 30, 1996 has been reclassified as consulting expense for comparative purposes.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

NOTE 2 -- NOTE RECEIVABLE -- RELATED PARTY

     The receivable is due from a corporation owned by an officer and major stockholder of the Company. The note calls for interest at nine percent per annum and is due November 1, 1998. Interest accrued on this note amounted to $4,329 (1997) and $1,372 (1996).

NOTE 3 -- FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The fair market value of the note receivable and the note payable approximates cost based on current borrowing rates.

NOTE 4 -- DUE FROM STOCKHOLDERS

     Common stock was issued in 1996 prior to receipt of full payment. Payments for the stock were received in 1997.

NOTE 5 -- NOTE PAYABLE -- RELATED PARTY

     The note payable to an officer-stockholder calls for monthly interest only payments at the rate of 12% per annum. The principal is due August 1, 1998. The note has an acceleration clause that requires full principal and interest payments within ten business days of the completion of a secondary offering to the public of at least $3,000,000. Interest charged against income for 1997 was $14,820, of which $7,320 is accrued.

NOTE 6 -- COMMITMENTS

     The Company has an employment agreement with an officer. The contract commenced October 1, 1996 and continues for five years. The compensation calls for an annual salary of $68,000 plus bonuses determined by the Board of Directors.

     The Company entered into a lease for facilities beginning January 1, 1998. The lease calls for a term of two years, plus an option for an additional two years. The minimum annual commitment is as follows:

1998.......................................................  $22,680
1999.......................................................   30,924
2000.......................................................    7,788
                                                             -------
                                                             $61,392
                                                             =======

NOTE 7 -- STOCK OPTIONS

     In December 1995, the Board of Directors and the shareholders approved the 1996 Stock Option Plan. The Plan provides for non-qualified and incentive stock options. The Board has designated 400,000 shares for the Plan. No options may be granted under this plan after December 2005, and the Plan terminates September 30, 2006. The exercise price of the non-qualified stock option shall not be less than 85 percent of the fair market value at the date of grant. The Board of Directors granted 165,000 options on July 29, 1997 to outside consultants for services rendered to the Company. The option price, which was equal to the trading price on the grant date is $.375 per share. The options are immediately exercisable under the plan; however, option holders representing 140,000 shares have signed agreements to not exercise the option prior to July 15, 1999. Options of 25,000 remain immediately exercisable. As of September 30, 1997 none of the options had been exercised. Under Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", options granted to non-employees are recognized at the fair value of the goods or services received or the fair value of the equity instrument issued. The Company has recorded the service at the fair value of the option

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

NOTE 7 -- STOCK OPTIONS (CONTINUED)
on the grant date using an option pricing model which used the one-year U.S. Treasury rate of 5.54%, volatility of 300, a one year expected life, and no expected dividends.

NOTE 8 -- WARRANTS

     The Board of Directors at their June 1995 meeting authorized the issuance of 600,000 warrants. These warrants entitled the holder to purchase an equal number of capital stocks at $.10 per share. The right to purchase the shares expires June 21, 1998. The 600,000 warrants authorized were purchased for the Board stated price of $200. In 1997, 300,000 warrants were cancelled. To date the 300,000 outstanding warrants have not been exercised.

NOTE 9 -- INCOME TAXES

     The Company has available at September 30, 1997, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

September 30, 2012..........................................  $  340,055
September 30, 2011..........................................     264,507
September 30, 2010..........................................      23,133
September 30, 2003..........................................     530,859
September 30, 2004..........................................      15,507
September 30, 2005..........................................       1,061
                                                              ----------
          Total.............................................  $1,175,122
                                                              ==========

     No deferred tax asset has been recorded, as there is a more than 50% chance that the loss carryovers will expire unused.

NOTE 10 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                  OCTOBER 1, 1995
                                                                         TO
                                               1997      1996    SEPTEMBER 30, 1997
                                              -------   ------   ------------------
Cash paid during the year for
  Interest..................................  $10,990   $2,400        $13,390
                                              -------   ------        -------
  Income taxes..............................  $    --   $   --        $    --
                                              -------   ------        -------

NOTE 11 -- SUBSEQUENT EVENTS

     Subsequent to the year end, the Company reached a settlement with a former associate. The agreement called for payment of $15,990 cash plus 5,000 shares of stock. This settlement was accrued at September 30, 1997.

     November 5, 1997, the Company signed a letter of understanding with a Utah Limited Liability Company to develop an aerobic bio-reactor. The letter calls for payment of $21,000 cash plus 50,000 shares of stock. The total number of shares to be issued to the reactor developer will be determined over a three-year period based upon projected and actual profits.

     The Company loaned $12,116 to an officer-stockholder. The note is dated November 18, 1997 and principal plus interest at the rate of nine percent (9%) per annum are due on or before November 18, 1999.

======================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Dividend Policy.......................    13
Use of Proceeds.......................    13
Management's Discussion and Analysis
  or Plan of Operations...............    14
Selected Financial Data...............    16
Price Range of Common Stock...........    17
Business..............................    18
Management............................    24
Certain Transactions..................    26
Principal Stockholders................    27
Selling Stockholders..................    27
Plan of Distribution..................    29
Description of Capital Stock..........    30
Legal Matters.........................    34
Experts...............................    34
Additional Information................    34
Index to Financial Statements.........   F-1

     Until             , 1998 (90 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

======================================================
======================================================

                                2,820,000 SHARES

                             ENVIRONMENTAL PRODUCTS
                           & TECHNOLOGIES CORPORATION

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                  MAY   , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation (the "Certificate") and By-Laws of the Registrant filed as Exhibits 3.1 and 3.2 hereto, provide that the Registrant shall indemnify any person to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL").

     In accordance with Section 102(a)(7) of the DGCL, the Certificate of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

     The Registrant intends to enter into indemnification agreements with each of its officers and directors, the form of which is filed as exhibit 10.15 and reference is hereby made to such form.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Units being registered hereby. All of the amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee and the National Association of Securities Dealers ("NASD") filing fee.

Commission Registration Fee.................................  $ 6,083.27
Accounting Fees and Expenses................................  $
Legal Fees and Expenses.....................................  $50,000.00
Printing and Engraving Expenses.............................  $20,000.00
Transfer Agent Fees.........................................  $ 2,000.00
Miscellaneous Expenses......................................  $       --
                                                              ----------
     TOTAL..................................................  $
                                                              ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Between October and December 1995, the Registrant sold 100,000 shares of Common Stock for an aggregate of $10,000, or $.10 per share to one investor.

     Between January and March 1996, the Registrant sold 400,000 shares of Common Stock for an aggregate of $189,650, or approximately $.47 per share to two investors.

     Between April and June 1996, the Registrant sold 40,000 shares of Common Stock for an aggregate of $35,000, or $.87 per share to one investor.

     Between July and September 1996, the Registrant sold 480,000 shares of Common Stock for an aggregate of $149,200, or approximately $.31 per share to five investors.

     Between June and September 1997, the Registrant sold 550,000 shares of Common Stock for an aggregate of $337,925, or approximately $.614 per share to ten investors.

     On October 2, 1995, the Registrant issued warrants to purchase an aggregate of 600,000 shares of Common Stock at an exercise price of $.10 per share to 4 investors. On May 29, 1997, warrants representing the right to purchase 300,000 shares of Common Stock were canceled. On April 13, 1998 the holders of the remaining warrants to purchase 300,000 shares of Common Stock agreed to exercise such warrants and in lieu of paying an aggregate of $30,000 agreed to received 285,000 shares of Common Stock instead of 300,000 shares of Common Stock.

     On January 22, 1998, the Registrant sold for an aggregate of $200 warrants to purchase 150,000 shares of Common Stock at an exercise price of $4.00 per share.

     On November 5, 1997, the Registrant issued 50,000 shares to Lifeline Enterprises L.L.C. in consideration for the transfer by Lifeline to the Registrant of all right, title and interest in and to the aerobic bioreactor, the anaerobic system and the biologicals used with each.

     In April 1998, the Registrant sold 3,000 shares of Series A Preferred Stock together with warrants (the "Private Placement Warrants") to purchase 300,000 shares of Common Stock (the "Private Placement") for gross proceeds of $3,000,000. The Private Placement Warrants have an initial exercise price of $3.875 per share. The Private Placement Warrants expire on March 31, 2003. the Private Placement Warrants contain provisions of the adjustment of the exercise price and the aggregate number of shares issuable upon exercise under certain circumstances, including without limitation, stock dividends, stock splits, reorganizations, reclassifications, consolidations, certain dilutive sales of securities for which the Private Placement Warrants are exercisable below the then existing Market Price (as defined) and failure to maintain a sufficient number of authorized shares of Common Stock for issuance and delivery upon exercise of the Private Placement Warrants. The shares of Series A Preferred Stock and the Private Placement Warrants were sold to two accredited investors.

     The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as transactions not involving any public offering or (ii) only in the case of options or warrants granted to employees, directors, officers and consultants, Rule 701 under the Securities Act. In the case of private placements exempt pursuant to Section 4(2), such offers and sales were made only to [accredited investors]; the Registrant did not engage in any form of general solicitation or advertising; and the Registrant exercised reasonable care to assure that the purchasers of the Registrant's securities were not underwriters within the meaning of Section 2(11) of the Securities Act.

ITEM 27. EXHIBITS

     (a) Exhibits:

    EXHIBIT NUMBER                     DESCRIPTION OF EXHIBIT
    --------------                     ----------------------
     3.1            Certificate of Incorporation of the Registrant*
     3.2            Bylaws of the Registrant*
     3.3            Certificate of Designation, Preferences and Rights
     4.1            Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 hereof) and Bylaws of the
                    Registrant (incorporated by reference to Exhibit 3.2 hereof)
     4.2            Form of Common Stock Certificate*
     5.1            Legal opinion of Donahue, Mesereau & Leids LLP re legality*
    10.1            Securities Purchase Agreement dated as of March 31, 1998 by and between the Registrant and each of Diversified
                    Strategies fund, L.P. and JNC Opportunity Fund, Ltd.
    10.2            Warrant to purchase 137,500 shares of Common Stock of the
                    Registrant issued to JNC Opportunity Fund, Ltd.
    10.3            Warrant to purchase 12,500 shares of Common Stock of the
                    Registrant issued to Diversified Strategies Fund, L.P.
    10.4            Registration Rights Agreement dated as of March 31, 1998 by and between the Registrant and each of Diversified Fund,
                    L.P. and JNC Opportunity Fund, Ltd.
    10.5            Consulting Agreement dated January 22, 1998 by and between the Registrant and Strategic Planning Consultants, Inc.*
    10.6            Warrant to purchase 200,000 shares of Common Stock of the
                    Registrant issued to Jonathan Fink (the "Fink Warrant") at an exercise price of $.10 per share.*

    EXHIBIT NUMBER                     DESCRIPTION OF EXHIBIT
    --------------                     ----------------------
    10.7            Letter agreement from Jonathan Fink to the Registrant
                    agreeing to exercise the Fink Warrant.*
    10.8            Warrant to purchase 100,000 shares of Common Stock of the
                    Registrant issued to Brad Billik (the "Billik Warrant") at an exercise price of $.10 per share.*
    10.9            Letter agreement from Brad Billik to the Registrant agreeing to exercise the Billik Warrant.*
    10.10           Warrant to purchase 100,000 shares of Common Stock of the
                    Registrant issued to Jonathan Fink at an exercise price of
                    $4.00 per share.*
    10.11           Warrant to purchase 50,000 shares of Common Stock of the
                    Registrant issued to Brad Billik at an exercise price of
                    $4.00 per share.*
    10.12           Lease Agreement dated December 3, 1997 by and between the
                    Registrant and Westlake Industrial Complex.*
    10.13           1996 Stock Option Plan and related agreements.*
    10.14           Employment Agreement dated as of April 15, 1998 by and
                    between the Registrant and Marvin Mears.*
    10.15           Form of Indemnification Agreement.*
    10.16           Promissory Note issued to the Registrant by Morris Lerner.*
    10.17           Promissory Note issued to the Registrant by Combined Assets,
                    Inc.*
    10.18           Promissory Note issued by the Registrant to Ronald Knudsen.*
    10.19           Agreement with Lifeline Enterprises L.L.C.*
    23.1            Consent of Donahue, Mesereau & Leids LLP (incorporated by
                    reference to Exhibit 5.1 hereof)
    23.2            Consent of Clumeck, Stern, Phillips & Schenkelberg
    24.1            Power of Attorney (reference is made to page II-5 hereof)

---------------
* To be filed by Amendment.

     (b) Financial Statement Schedules:

     None.

ITEM 28. UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed as part of this Registration Statement as of the time it was declared effective.

          (7) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on May 22, 1998.

                                          ENVIRONMENTAL PRODUCTS &
                                          TECHNOLOGIES CORPORATION

                                          /s/ MARVIN MEARS

                                          --------------------------------------
                                          By: Marvin Mears
                                          Title: Chief Executive Officer and
                                          President

                               POWER OF ATTORNEY

     We, the undersigned officers, and directors of Environmental Products & Technologies Corporation, do hereby constitute and appoint Marvin Mears and Joel Wadman, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----
/s/ MARVIN MEARS                                       Chief Executive Officer,           May 22, 1998
-----------------------------------------------------  President and Director
Marvin Mears

/s/ JOEL WADMAN                                        Chief Financial Officer            May 22, 1998
-----------------------------------------------------  (principal
Joel Wadman                                            accounting officer) and Secretary

                                 EXHIBIT INDEX

    EXHIBIT NUMBER                     DESCRIPTION OF EXHIBIT
    --------------                     ----------------------
     3.1            Certificate of Incorporation of the Registrant*
     3.2            Bylaws of the Registrant*
     3.3            Certificate of Designation, Preferences and Rights
     4.1            Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 hereof) and Bylaws of the
                    Registrant (incorporated by reference to Exhibit 3.2 hereof)
     4.2            Form of Common Stock Certificate*
     5.1            Legal opinion of Donahue, Mesereau & Leids LLP re legality*
    10.1            Securities Purchase Agreement dated as of March 31, 1998 by and between the Registrant and each of Diversified
                    Strategies fund, L.P. and JNC Opportunity Fund, Ltd.
    10.2            Warrant to purchase 137,500 shares of Common Stock of the
                    Registrant issued to JNC Opportunity Fund, Ltd.
    10.3            Warrant to purchase 12,500 shares of Common Stock of the
                    Registrant issued to Diversified Strategies Fund, L.P.
    10.4            Registration Rights Agreement dated as of March 31, 1998 by and between the Registrant and each of Diversified Fund,
                    L.P. and JNC Opportunity Fund, Ltd.
    10.5            Consulting Agreement dated January 22, 1998 by and between the Registrant and Strategic Planning Consultants, Inc.*
    10.6            Warrant to purchase 200,000 shares of Common Stock of the
                    Registrant issued to Jonathan Fink (the "Fink Warrant") at an exercise price of $.10 per share.*
    10.7            Letter agreement from Jonathan Fink to the Registrant
                    agreeing to exercise the Fink Warrant.*
    10.8            Warrant to purchase 100,000 shares of Common Stock of the
                    Registrant issued to Brad Billik (the "Billik Warrant") at an exercise price of $.10 per share.*
    10.9            Letter agreement from Brad Billik to the Registrant agreeing to exercise the Billik Warrant.*
    10.10           Warrant to purchase 100,000 shares of Common Stock of the
                    Registrant issued to Jonathan Fink at an exercise price of
                    $4.00 per share.*
    10.11           Warrant to purchase 50,000 shares of Common Stock of the
                    Registrant issued to Brad Billik at an exercise price of
                    $4.00 per share.*
    10.12           Lease Agreement dated December 3, 1997 by and between the
                    Registrant and Westlake Industrial Complex.*
    10.13           1996 Stock Option Plan and related agreements.*
    10.14           Employment Agreement dated as of April 15, 1998 by and
                    between the Registrant and Marvin Mears.*

    EXHIBIT NUMBER                     DESCRIPTION OF EXHIBIT
    --------------                     ----------------------
    10.15           Form of Indemnification Agreement.*
    10.16           Promissory Note issued to the Registrant by Morris Lerner.*
    10.17           Promissory Note issued to the Registrant by Combined Assets,
                    Inc.*
    10.18           Promissory Note issued by the Registrant to Ronald Knudsen.*
    10.19           Agreement with Lifeline Enterprises L.L.C.*
    23.1            Consent of Donahue, Mesereau & Leids LLP (incorporated by
                    reference to Exhibit 5.1 hereof)
    23.2            Consent of Clumeck, Stern, Phillips & Schenkelberg
    24.1            Power of Attorney (reference is made to page II-5 hereof)

---------------
* To be filed by Amendment.

     (b) Financial Statement Schedules:

     None.